                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Visual Data Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             Visual Data Corporation
                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069
                  Telephone 954-917-6655 Facsimile 954-917-6660

                                 April 12, 2000

Dear Shareholder:

         You are cordially invited to attend the 2000 Annual Meeting of the Shareholders of Visual Data Corporation to be held on Monday, May 22, 2000 at 2 p.m. at Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334. The formal Notice of 2000 Annual Meeting of Shareholders and Proxy Statement are attached.

         The matters to be acted upon by our shareholders are set forth in the Notice of 2000 Annual Meeting of Shareholders and include (i) the election of the Board of Directors, (ii) ratification of the engagement of Arthur Andersen LLP as our independent auditors, and (iii) an amendment to our Articles of Incorporation increasing the authorized shares of common stock which we shall have the authority to issue from 20,000,000 to 50,000,000 shares of common stock. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

         I hope that you will attend the meeting in person, at which time I will review the business and operations of Visual Data Corporation.


                                 Sincerely,



                                 /s/ Randy S. Selman
                                 -----------------------------------------------
                                 Randy S. Selman
                                 Chairman, President and Chief Executive Officer

                             VISUAL DATA CORPORATION


                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2000

         The 2000 Annual Meeting of the Shareholders of Visual Data Corporation (the "Company") will be held at 2 p.m., at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on Monday, May 22, 2000. At the 2000 Annual Meeting, you will be asked to vote on the following matters:

         1.       To elect a Board of Directors consisting of six members.

         2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company to serve at the pleasure of the Board of Directors.

         3. To approve an amendment to the Company's Articles of Incorporation to increase the authorized shares of Common Stock which the Company shall have authority to issue from 20,000,000 shares of a par value $.0001 per share to 50,000,000 shares of a par value of $.0001 per share.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 7, 2000 will be entitled to notice of and to vote at the meeting. A list of shareholders entitled to vote at the 2000 Annual Meeting will be available for examination by any shareholder for the proper purpose during normal business hours at the offices of the Company for a period of at least 10 days preceding the 2000 Annual Meeting.

         The Board of Directors recommends that you vote FOR the Board's nominees for director, the ratification of the appointment of the independent auditors and the amendment to the Company's Articles of Incorporation.


                                            By Order of the Board of Directors



                                            /s/ Randy S. Selman
                                            ------------------------------------
                                            Randy S. Selman, Chairman, President
April 12, 2000                              and Chief Executive Officer

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                             VISUAL DATA CORPORATION


                                 PROXY STATEMENT
                              DATED APRIL 12, 2000

                       2000 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 2000


                                  INTRODUCTION

         The accompanying proxy is solicited by the Board of Directors (the "Board") of Visual Data Corporation (the "Company") to be voted at the 2000 Annual Meeting of Shareholders to be held on May 22, 2000 (the "2000 Annual Meeting"), and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to the Company's shareholders for approval. Abstentions will not be voted, but will be counted for determining the presence of a quorum. Broker non-votes will not be counted for any purpose. Any shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the 2000 Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

         The shares entitled to vote at the 2000 Annual Meeting consist of shares of the Company's Common Stock, with each share entitling the holder to one vote. At the close of business on April 7, 2000, the record date for the 2000 Annual Meeting, there were ___________ shares of the Company's Common Stock issued and outstanding. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 12, 2000.

         In addition to the use of the mails, solicitations may be made by employees of the Company by telephone, mailgram, facsimile, telegraph, cable and personal interview. The Company shall bear all expenses for the solicitation of proxies and intends to retain a solicitation firm.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

         The Company's Board of Directors currently consists of six members. At the meeting, six (6) directors will be elected to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The six nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the 2000 Annual Meeting will be elected directors of the Company (assuming a quorum is present). The Company has no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

         The following persons have been nominated by the Board for election to the Board of Directors:



         Name                 Age               Position
         ----                 ---               --------
Randy S. Selman(1)            44       Chairman, President and Chief Executive Officer
Alan M. Saperstein            41       Director, Executive Vice President and Treasurer



Benjamin Swirsky(1)(2)        57       Director
Brian K. Service(1)(2)        52       Director
Eric Jacobs                   52       Secretary and Director
Robert J. Wussler(1)(2)       60       Director

----------------------
(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee

         RANDY S. SELMAN. Since our inception in May 1993, Mr. Selman has served as our Chief Executive Officer, President, and a director and from September 1996 through June 1999, as our Chief Financial Officer. Mr. Selman is also a member of the Compensation Committee of the Board of Directors. Since July 1998 Mr. Selman has been Chairman of the Board of EDnet. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTC Bulletin Board: SKTC), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

         ALAN M. SAPERSTEIN. Mr. Saperstein has served as our Executive Vice President, Treasurer and a director since our inception in May 1993. Mr. Saperstein also serves as an alternate member of the Compensation Committee of the Board of Directors. Since July 1998, Mr. Saperstein has been a member of the Board of Directors of EDnet. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

         BENJAMIN SWIRSKY. Mr. Swirsky has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. Since June 1998, Mr. Swirsky has been Chairman and CEO of Zconnect, an e-commerce company, where he serves as Chairman. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly-traded company listed on the (Toronto Stock
Exchange: SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky was Chairman of P.C. Docs International, Inc., a Canadian publicly traded company (Nasdaq: DOCSF, TSE:
DXX) from 1997 to 1999. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of the Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) MigraTEC Inc., a publicly-traded company (Nasdaq: MIGR) where he currently serves as Chairman, (iii) Commercial Alcohols, Inc., in which he is also a principal shareholder, (iv) Bee Line Monorail Systems, Inc., (v) Peregrine Industries, Inc. (OTC Bulletin Board: HVAC), (vi) Kaledon.com, Inc., where he currently serves as Chairman, and (vii) Don Bell Corporation.

         BRIAN K. SERVICE. Mr. Service has been a member of our Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Also, since August 1998 Mr. Service has been a Director of EDnet. Mr. Service is a dual New Zealand and U.S. citizen and currently resides in California. Mr. Service currently spends a substantial amount of his professional time in the United States acting as an international business consultant. In this capacity, he has clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. Since September 1999, Mr. Service has served as Chief Executive Officer of 3D Systems, Inc., a publicly traded company. From October 1992 to

October 1994, Mr. Service was Chief Executive Officer and Managing Director of Salmond Smith BioLab, a New Zealand publicly traded company engaged in the production and sale of consumer and industrial products. From 1982 to 1986 he was Chief Executive Officer and Executive Chairman of Milk Products, Holding (North America), Inc., a wholly-owned subsidiary of the New Zealand Dairy Board which was located in Santa Rosa, California. Mr. Service also serves as a Director, Chief Financial Officer and Secretary for Travel Dynamics, Inc.

         ERIC JACOBS. Mr. Jacobs has been a member of the Board of Directors since July 1997 and has served as Secretary since February 1999. From March 1996 until August 1997, Mr. Jacobs was Vice President and General Manager of our wholly owned subsidiary, HotelView(R) Corporation and thereafter he has served as Vice President and General Manager of our wholly owned subsidiary, ResortView Corporation. Since October 1998, Mr. Jacobs has been a member of the Board of Directors of EDnet. Since 1976, Mr. Jacobs has served as the Chairman of the Miami Beach Visitor and Convention Authority and since September 1995 as Chairman of the Greater Miami and the Beaches Hotel Association. Since 1972, Mr. Jacobs has been a member of Miami Beach Chamber of Commerce and served as its Chairman from September 1996 until September 1999. From 1972 through October 1993, Mr. Jacobs was the owner of, and served as President and General Manager of, the Tarleton Hotel, Miami Beach, Florida.

         ROBERT J. WUSSLER. Mr. Wussler has been a member of the Board of Directors since July 1999. Mr. Wussler has served as a Director of EDnet since 1995. Since June 1998 he has served as Chairman, Chief Executive Officer and President of U.S. Digital Communications, Inc., a global satellite communications firm that specializes in corporate applications. From June 1995 to May 1998, Mr. Wussler was President and Chief Executive Officer of Affiliate Enterprises, Inc., the company formed by ABC Television affiliates to pursue new business opportunities, including emerging technology applications. From 1989 to 1992, he was President and Chief Executive Officer of COMSAT Video Enterprises, where he managed the acquisition of the NBA Denver Nuggets. Previously, from 1980 to 1990, he was Senior Vice President of Turner Broadcasting, where he oversaw the launch of CNN, Headline News and TNT, in addition to serving as President of SuperStation TBS, and from 1974 to 1978 he was the President of CBS Television Network and CBS Sports.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Board of Directors met eight times during the fiscal year ended September 30, 1999 and took action an additional four times by unanimous written consent. None of the directors attended fewer than 100% of the total number of meetings of the Board of Directors or committees thereof held during such period.

         The Audit Committee of the Board recommends the firm to be employed as the Company's independent public accountants and reviews the scope of the audit and audit fees. In addition, the Audit Committee consults with the independent auditors with regard to the plan of audit, the audit report and the management letter, and confers with the independent auditors with regard to the adequacy of internal accounting controls, as appropriate, out of the presence of management. The members of the Audit Committee are Messrs. Service, Swirsky and Wussler. The Audit Committee held three meetings during the fiscal year ended September 30, 1999 and all of its members attended such meetings.


         The Compensation Committee of the Board administers the Company's 1996 Stock Option Plan and is charged with monitoring, reporting and recommending to the Board of Directors on all matters concerning compensation and benefits of the Company's executive officers and senior staff. The Compensation Committee consists of Messrs. Selman, Service, Swirsky and Wussler; in matters considered by the Compensation Committee which directly relate to Mr. Selman, the Compensation Committee consists of Messrs. Saperstein, Service, Swirsky and Wussler. The Compensation Committee held one meeting during the fiscal year ended September 30, 1999 and all of its members attended such meeting.

         In determining the compensation of the Company's Executive officers, the Compensation Committee takes into account all factors which it considers relevant, including business conditions in general, the market compensation for executives of companies operating in a similar internet environment with comparable responsibilities and the performance of the specific executive under consideration.

         The Board of Directors of the Company does not have a nominating committee.

EXECUTIVE COMPENSATION

Cash Compensation

         The following table summarizes all compensation recorded by the Company in each of the last three fiscal years for the Company's Chief Executive Officer and each of the other executive officers serving as such whose annual compensation exceeded $100,000.

                                                                                  Long - Term
                                    Annual Compensation                         Compensation Awards
                           -------------------------------------------    -----------------------------------------
Name and                                                  Other Annual    Restricted   Options            All Other
Principal Position         Year      Salary    Bonus      Compensation     Stk Awds     SARs(#)    LTIP    Compen.
------------------         ----     --------   -----      -------------   ----------   --------    ----   ---------
Randy S. Selman,           1999     $162,110    -0-         $9,794(1)         -0-         -0-       -0-      -0-
President, Chief           1998     $138,363    -0-         $9,613(2)         -0-         -0-       -0-      -0-
Executive Officer,         1997     $117,950    -0-         $7,500(3)         -0-         -0-       -0-      -0-
Director

Alan Saperstein,           1999     $162,110    -0-        $14,894(4)         -0-         -0-        -0-     -0-
Vice President,            1998     $138,363    -0-        $13,969(5)         -0-         -0-        -0-     -0-
Treasurer and              1997     $117,950    -0-        $10,830(6)         -0-         -0-        -0-     -0-
Director


(1) Includes $681 for disability insurance, $1,913 for medical insurance and a $7,200 automobile allowance.
(2) Includes $511 for disability insurance, $1,902 for medical insurance and a $7,200 automobile allowance.
(3) Includes $672 for disability insurance, $1,428 for medical insurance and a $5,400 automobile allowance.
(4) Includes $597 for disability insurance and $7,097 for medical insurance and a $7,200 automobile allowance.
(5) Includes $321 for disability insurance, $6,448 for medical insurance and a $7,200 automobile allowance.
(6) Includes $424 for disability insurance, $5,006 for medical insurance and a $5,400 automobile allowance.

1996 Stock Option Plan

         On November 19, 1998 the Board of Directors amended the 1996 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable under the Plan to the Company's employees, directors and advisors from 200,000 shares to 2,500,000 shares. The amendment to the Plan was adopted by shareholders at the 1999 Annual Meeting. A copy of the Plan may be obtained from the Corporate Secretary at the Company's offices at 1291 SW 29 Avenue, Pompano Beach, Florida 33069; telephone 954-917-6655.

                 OPTION GRANTS IN YEAR ENDED SEPTEMBER 30, 1999

         The following table sets forth certain information regarding stock options granted in year ended September 30, 1999 to the named executive officers.

                                INDIVIDUAL GRANTS



                          No. of Securities         % of Total Options
                             Underlying            Granted to Employees          Exercise     Expiration
Name                      Options Granted            in Fiscal Year                Price         Date
----                      -----------------        --------------------          ---------    -----------
Randy S. Selman,
President, Chief
Executive Officer,
and Director                  815,000(1)                  28.99%                     (1)          (3)

Alan Saperstein,
Vice President,
Treasurer and
Director                      815,000(2)                  28.99%                     (2)          (3)


(1) Of this amount 250,000 were granted under the terms of the amendment to the employment agreement between Mr. Selman and us. Of these options, 125,000 options vest on January 8, 2002, and 125,000 options will vest on January 8, 2003. The options automatically vest and are immediately exercisable in the event of a change of control, constructive termination of Mr. Selman or termination of Mr. Selman by us other than for cause. The exercise price of the options is $8.875. In November 1998, we granted to Mr. Selman options to acquire 700,000 shares of our common stock, at an exercise price of $2.125 per share, as part of the executive bonus program. Of these options, 250,000 vested as a result of the successful completion of the acquisition of EDnet. On June 16, 1999 we repriced the 450,000 unvested options to $16.00 per share. Of these repriced options, 315,000 vested as a result of recommendations of our Compensation Committee and the balance of 135,000 shares were cancelled.

(2) Of this amount, 250,000 were granted under the terms of the amendment to the employment agreement between Mr. Saperstein and us. Of these options, 125,000 options vested on January 8, 2002, and 125,000 options will vest on January 8, 2003. The options automatically vest and are immediately exercisable in the event of a change of control, constructive termination of Mr. Saperstein or termination of Mr. Saperstein by us other than for cause. The exercise price of the options is $8.875. In November 1998, we granted to Mr. Saperstein options to acquire 700,000 shares of our common stock, at an exercise price of $2.125 per share, as part of the executive bonus program. Of these options, 250,000 vested as a result of the successful completion of the acquisition of EDnet. On June 16, 1999 we repriced the 450,000 unvested options to $16.00 per share. Of these repriced options, 315,000 vested as a result of the recommendations of our Compensation Committee and the balance of 135,000 shares were cancelled.

(3)      The options are exercisable for four years from the vesting date.

         In November 1998, we granted each of Messrs. Swirsky and Service options to acquire 50,000 shares of our common stock, at an exercise price of $2.125 per share as part of the executive bonus program. On June 16, 1999 we repriced these options to $16.00. Of these repriced options, 35,000 vested as a result of the recommendations of our Compensation Committee and the balance of 15,000 shares were cancelled.

Except for options issued in connection with the EDnet transaction and 500,000 options issued under the amended employment agreements, all of these options were granted under the 1996 Stock Option Plan, as amended.

           AGGREGATE OPTION EXERCISES IN YEAR ENDED SEPTEMBER 30, 1999
                           AND YEAR-END OPTION VALUES

         The following table sets forth certain information regarding stock options held as of September 30, 1999 by the named executive officers.


                                                        No. of Securities
                                                     Underlying Unexercised            Value of Unexercised
                                                           Options at                 In-the-Money Options at
                        Shares                         September 30, 1999               September 30, 1999(1)
                      Acquired on   Value        -------------------------------     -------------------------------
Name                   Exercise    Realized      Exercisable       Unexercisable     Exercisable   Unexercisable
----                 ------------  ---------     -----------       -------------     -----------   -------------
Randy S. Selman,
President, Chief
Executive Officer,
and Director            105,000    $1,050,000     972,230(2)          500,000         $4,586,940     $1,718,750

Alan Saperstein,
Vice President,
Treasurer and
Director                105,000    $1,050,000     972,230(2)          500,000         $4,586,940     $1,718,750


(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $9.00 per share, being the closing price of our common stock on September 30, 1999 as reported by The Nasdaq National Market.

(2) Of such exercisable options, at September 30, 1999 32,230 options were exercisable at $.00016 per share, 625,000 options were exercisable at $2.125 per share and the remaining 315,000 options were exercisable at $16.00 per share. Of the unexercisable options 250,000 have an exercise price of $2.125 per share and 250,000 have an exercise price of $9.00 per share at September 30, 1998. See Option Grants in Year Ended September 30, 1999 above.

DIRECTORS' COMPENSATION

         Directors who are not our employees receive $1,000 per meeting as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings. Members of the Compensation and Audit Committees who are not our employees also receive compensation of $1,000 per committee meeting.

         On July 30, 1997, we granted to each of Messrs. Service and Swirsky options to each acquire 100,000 shares of our common stock at an exercise price of $2.125 per share. The term of these options is five years from the date of grant, with 50,000 options vesting on the first anniversary of the date of grant, 25,000 vesting on the second anniversary of the date of grant and the remaining 25,000 vesting on the third anniversary of the date of grant. Once vested, the options remain exercisable. In the event, however, either Mr. Service or Mr. Swirsky are not members of our Board of Directors at the time the options vest, they will no longer be entitled to receive such options.

         On January 9, 1998, as amended, we granted Mr. Jacobs options to acquire 50,000 shares of our common stock at an exercise price of $2.125 per share. The term of these options is five years from the date of grant. These options are fully vested and remain exercisable until the expiration date thereof.

         On July 16, 1999 we granted Mr. Wussler options to acquire 75,000 shares of our common stock at an exercise price of $17.1875 per share. The term of these options is five years from the date of grant, with 25,000 vesting on the first anniversary of the date of grant, 25,000 vesting on the second anniversary of the date of grant and the remaining 25,000 vesting on the third anniversary of the date of grant.

         In December 1999 the Board of Directors ratified the Compensation Committee's recommendation that the option packages for the remaining two independent directors, Mr. Swirsky and Mr. Service, be extended for a further two years as from July 16, 1999 with an additional 50,000 options for each director vesting equally over the final two years, and expiring on the same date in 2004.

         In January 2000 we granted Mr. Jacobs options to acquire 30,000 shares of common stock at an exercise price of $8.75 to vest over a period of two years.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the fiscal year ended September 30, 1999 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended September 30, 1999, as well as any written representation from a reporting person that no Form 5 is required, the Company is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 1999, other than certain filings by Messrs. Selman and Saperstein. As a result of ministerial errors, the Forms 4 related to certain option grants in November 1998 to each of Messrs. Selman and Saperstein were not filed until January 1999.

EMPLOYMENT AGREEMENTS

         Effective January 9, 1998, we entered into amended and restated employment agreements (the "Agreements") with Randy S. Selman, our Chief Executive Officer, President, acting Chief Financial Officer, and a director, and with Alan Saperstein, our Executive Vice President, Treasurer and a director. The Agreements with each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements with each of Messrs. Selman and Saperstein. The term of the Agreement is for three years from the effective date of the Agreements and is renewable for successive one year terms unless terminated. The annual salary under each of the Agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of the Company's earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA.

         Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 375,000 shares of Common Stock at $2.125 per share, as adjusted, vesting 125,000 options on each anniversary date of the effective date of each of the Agreements. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control, constructive termination (as defined in the agreements) of the employee, or the termination of the employee other than for cause.

         The agreements were further amended, effective September 1, 1999, to
(i) extend the term an additional two years, until January 9, 2003, (ii) increase the annual salary under each agreement to $195,000, and (iii) grant an additional 250,000 options at $8.875 (the fair market value at the date of grant) per share to each of Messrs. Selman and Saperstein, vesting 125,000 options on each anniversary date of the effective date of the additional two year term provided for under the amendment to the amended and restated employment agreements.

         The agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to our employees and executives, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, and (iii) benefits in the event of disability and (iv) contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by our Board of Directors. Furthermore, we have agreed to indemnify each of them for any obligations or guaranties, which either of them may have undertaken on our behalf.

         Under the terms of the agreements, we may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the agreements are terminated by us without good cause, or by Mr. Selman or Mr. Saperstein, as applicable, we would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in bi-weekly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in bi-weekly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by the Company) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of April 7, 2000 there are 8,479,920 shares of common stock issued and outstanding. The following table sets forth, as of the close of business on April 7, 2000, (a) the name, address and number of shares of each person known by the Company to be the beneficial owner of more than 5% of any class of each the Company's voting securities and (b) the number of shares of each class of voting securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from April 7, 2000 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from April 7, 2000 have been exercised.

Name and                                      Amount of               Percentage
Address of                                    Beneficial                  of
of Beneficial Owner(1)                    Ownership of Stock             Class
----------------------                    ------------------          ----------
Randy S. Selman(2)                            1,200,849                  12.5%
Alan M. Saperstein(3)                         1,222,173                  12.8%
Benjamin Swirsky(4)                             110,000                   1.3%
Brian K. Service(5)                             170,938                   2.0%
Eric Jacobs(6)                                  138,600                   1.6%
Robert J. Wussler(7)                                 --                    --
Pauline Schneider(8)                             71,089                     *
All Officers and
Directors (7 persons)(9)                      2,913,649                  26.2%


*        represents less than 1%

(1) Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Visual Data Corporation, 1291 Southwest 29th Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

(2) This amount includes options to acquire an aggregate of 32,230 shares of common stock at an exercise price of $.00016 per share, options to acquire an aggregate of 750,000 shares of common stock at an exercise price of $2.125 per share, and options to purchase 315,000 shares of common stock at an exercise price of $16.00 per share. Excludes options to purchase 125,000 shares of common stock at an exercise price of $2.125 per share and options to purchase 250,000 shares of common stock at an exercise price of $8.875 per share, all of which have not yet vested.

(3) This amount includes options to acquire an aggregate of 32,230 shares of common stock at an exercise price of $.00016 per share, options to acquire an aggregate of 750,000 shares of common stock at an exercise price of $2.125 per share, and options to purchase 315,000 shares of common stock at an exercise price of $16.00 per share. Excludes options to purchase 250,000 shares of common stock at an exercise price of $2.125 per share and options to purchase 250,000 shares of common stock at an exercise price of $8.875 per share, all of which have not yet vested.

(4) This amount includes options to purchase 75,000 shares at $2.125 per share and 35,000 shares of common stock at an exercise price of $16.00 which were granted in November 1998 and subsequently repriced in June 1999, but excludes options to acquire 25,000 shares of common stock at an exercise price of $2.125 per share which were granted in August 1997 immediately following our initial public offering, which have not yet vested. Mr. Swirsky's address is 350 Fairlawn Avenue, Toronto, Ontario, Canada.

(5) This amount includes options to purchase 100,000 shares at $2.125 per share, warrants to purchase an additional 25,000 shares at $3.00, and options to acquire 35,000 shares of common stock at an exercise price of $16.00 which were granted in November 1998 and subsequently repriced in June 1999. Excludes options to acquire an aggregate of 25,000 shares of common stock at an exercise price of $2.125 per share which were granted in August 1997 immediately following our initial public offering, which have not yet vested. Mr. Service's address is 123 Red Hill Circle, Tiburon, CA 94920.

(6) This amount includes options to acquire an aggregate of 125,000 shares of common stock at an exercise price of $2.125 per share and excludes options to purchase 75,000 shares of common stock at $8.75 which have not yet vested.

(7) Excludes options to purchase 75,000 shares of common stock at $17.1875 that have not yet vested.

(8) Includes options to purchase 70,500 shares of common stock at $2.125 per share, Does not include options to purchase 150,000 shares of common stock at $8.75 which have not yet vested. Does not include 489 shares of common stock and options to purchase 5,650 shares of common stock at $2.125 per share and 25,000 options at $8.75 owned by Ms. Schneider's husband for which she disclaims beneficial ownership. See notes (3)-(9) above.

(9)      See footnotes 2-8.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In August 1998 Mr. Jacobs, a director of both Visual Data and EDnet, lent EDnet $200,000 under a one year unsecured promissory note bearing interest at 12% per annum. Such funds were used by EDnet for general working capital. As additional consideration for such loan, Mr. Jacobs received a warrant to purchase 50,000 shares of EDnet's common stock at an exercise price of $.20 per share. Such loan was repaid in full by EDnet on January 8, 1999 and the warrants were exercised on April 7, 1999.

         In May 1999, Eric Jacobs lent EDnet an additional $250,000 under a 90-day unsecured renewable promissory note bearing interest at 12% per annum. Such funds were used by EDnet for the purchase of inventory. The note has been renewed and remains unpaid as of the date of the filing.

         Visual Data has adopted a corporate governance policy which requires the approval of any transaction between Visual Data and any officer, director or 5% shareholder by a majority of the independent, disinterested directors. In addition, pursuant to the inclusion of its securities on The Nasdaq National Market, Visual Data is subject to compliance with certain corporate governance standards adopted by The Nasdaq(TM) Stock Market, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTOR NOMINEES.


                                   PROPOSAL 2
            PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP
                     AS INDEPENDENT AUDITORS OF THE COMPANY

         Arthur Andersen LLP has been the Company's independent auditors since 1997. On February 10, 2000, the Board of Directors approved the continued appointment of Arthur Andersen LLP for 2000. If the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider its selection.

         Audit services of Arthur Andersen LLP during 1999 included the examination of the consolidated financial statements of the Company and services related to filings with the Securities and Exchange Commission.

         The Audit Committee of the Company intends to meet with Arthur Andersen LLP in 2000 on a quarterly or more frequent basis. At such times, the Audit Committee will review the services preformed by Arthur Andersen LLP, as well as the fees charged for such services.

         A representative of Arthur Andersen LLP is expected to be present at the 2000 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also is expected to be available to respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                   PROPOSAL 3
                          INCREASE OF AUTHORIZED SHARES

         At a meeting of the Board of Directors on February 10, 2000, the Board of Directors proposed an amendment to the Articles of Incorporation pursuant to which the number of authorized shares of common stock would be increased from 20,000,000 shares to 50,000,000 shares, and the Board of Directors directed that the proposed amendment by submitted to a vote of the shareholders at the Annual Meeting for their approval and adoption. If the proposed amendment is approved and adopted by the shareholders of Visual Data, the newly authorized shares of common stock will have voting and other rights identical to the currently authorized shares of common stock. The proposed amendment to the Articles of Incorporation is attached hereto as Appendix A.

         Of the 20,000,000 currently authorized shares of common stock, ________ shares were issued and outstanding as of April 7, 2000. As of April 7, 2000, an aggregate of ________________ additional shares of common stock had been reserved for issuance as follows: (i) an aggregate of approximately _____________ shares of common stock issuable in connection with outstanding warrants to purchase shares of common stock, (ii) an aggregate of approximately _____________ shares of common stock issuable in connection with options granted or to be granted under the 1996 Stock Option Plan, as amended and (iii) an aggregate of approximately ____________ shares of common stock issuable upon completion of a pending acquisition of the remaining 49% interest of Entertainment Digital Services, Inc.

         Although presently authorized shares are sufficient to meet all present requirements, the Board of Directors believes that it is in Visual Data's best interests that Visual Data have the flexibility to issue substantial number of additional shares of common stock as needs arise without further shareholder action unless required by applicable law, regulation, listing requirements or the Articles of Incorporation. Other than the pending acquisition of EDnet, Visual Data has no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. However, the Board of Directors believes that the current number of authorized and unreserved shares of common stock may be insufficient to meet Visual Data's future needs. The availability of additional shares will enhance Visual Data's flexibility in connection with possible future actions, such as corporate mergers, acquisitions of businesses, property or securities, financings, employee benefit programs, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be appropriate in connection with any of the foregoing purposes, without the possible expense and delay of a special meeting of shareholders.

         If this proposal is approved, the Board of Directors does not intend to seek further shareholder approval prior to the issuance of any additional shares of common stock in future transactions unless required by law, the Articles of Incorporation, the listing requirements of The Nasdaq Stock Market, or unless Visual Data deems it advisable to do so to qualify an employee benefit plan in accordance with Rule 16b-3 under the Exchange Act. Further, the Board of Directors does not intend to issue any shares of common stock to be authorized under this proposal except upon the terms the Board of Directors deems to be in the best interests of Visual Data and its shareholders.

         The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on shareholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the common stock. Holders of common stock have no preemptive rights.

         The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of Visual Data. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any exchange upon which the common stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of Visual Data. The issuance of additional shares of common stock also could be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of the shareholders. Visual Data is not aware of any efforts to obtain control of Visual Data.

         THE BOARD OF DIRECTORS OF THE COMPANY DEEMS PROPOSAL NUMBER 3 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE "FOR" ITS APPROVAL.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         The shareholder intending to present a proposal to be included in Visual Data's proxy statement for our 2001 Annual Meeting of Shareholders must deliver a proposal in writing to Visual Data's executive offices no later than December 13, 2000.

         In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting, unless the Company is provided with notice of such proposal no later than February 27, 2000.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.


                                 ANNUAL REPORTS

         Our 2000 Annual Report to Shareholders, which contains selected information from the Company's Annual Report on Form 10-KSB and its consolidated financial statements for the year ended September 30, 1999, accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended September 30, 1999 will also be made available (without exhibits), free of charge, to interested shareholders upon written or oral request to Investor Relations, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069; telephone 954-917-6655.

                                       By Order of the Board of Directors


                                       /s/ Randy S. Selman
                                       ----------------------------------------
                                       Randy S. Selman, Chairman, President and
                                       Chief Executive Officer

April 12, 2000

                                                                     APPENDIX A

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                             VISUAL DATA CORPORATION

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Visual Data Corporation, a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida ("Corporation"), bearing document number P93000035279, does hereby certify:

         FIRST: The first two paragraphs of Article IV of the Corporation's Articles of Incorporation shall be deleted in their entirety and replaced with the following:

                                   ARTICLE IV

                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be fifty-five million (55,000,000) shares which are to be divided into two classes as follows:

         50,000,000 shares of common stock with a par value of $.0001 per share and 5,000,000 shares of Preferred Stock at a par value of $.0001.

         SECOND: The foregoing amendment was adopted by written consent by the Board of Directors on __________, 2000, pursuant to Section 607.0821 of the Florida Business Corporation Act.

         An annual meeting of shareholders of the Corporation was held on _________, 2000, at which the foregoing amendment was submitted to the Corporation's shareholders and adopted by the holders of a majority of the outstanding voting power of the Corporation pursuant to Section 607.0701 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed these Articles of Amendment as of _________, 2000.



                                              VISUAL DATA CORPORATION




                                              By:
                                                  ------------------------------
                                                  Randy S. Selman, President



Joel D. Mayersohn, Esq., Florida Bar No. 00993492
Atlas Pearlman, P.A.
350 East Las Olas Blvd., Suite 1700
Fort Lauderdale, Florida  33301
(954) 763-1200

                             VISUAL DATA CORPORATION

                       2000 ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VISUAL DATA CORPORATION.

         The undersigned hereby appoints Randy S. Selman proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of Common Stock of Visual Data Corporation (the "Company") held of record by the undersigned on April 7, 2000 at the 2000 Annual Meeting of Shareholders to be held in Fort Lauderdale, Florida on Friday, May 22, 2000, at 10 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.       Election of Directors

         Nominees: Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Brian
         K. Service, Eric Jacobs and Robert J. Wussler.

         [ ] FOR all nominees [ ] WITHHOLD AUTHORITY  [ ] FOR all nominees, except as noted below:


                                                               Nominee exception

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending September 30, 2000 to serve at the pleasure of the Board of Directors.

         [ ] FOR                 [ ] AGAINST             [ ] ABSTAIN

3. Proposal to amend the Articles of Incorporation increasing to 50,000,000 shares the number or common stock to be authorized.

         [ ] FOR                 [ ] AGAINST             [ ] ABSTAIN

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 2000 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

DATED:
      --------------------------
                                             (Signature)


                                             (Signature if jointly held)


                                             (Printed name(s))

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      IN THE ENCLOSED ENVELOPE. THANK YOU.